Filed Pursuant to Rule 424(b)(3)

Registration No. 333-252234

Registration No. 333-253029

STICKER SUPPLEMENT TO

PROSPECTUS

2,660,000 Shares

Longeveron Inc.

Class A Common Stock

This Sticker Supplement to Prospectus supplements our Prospectus dated February 12, 2021. You should read this Sticker Supplement together with the Prospectus since the information contained herein supplements the information contained in the Prospectus. Capitalized terms contained in this Sticker Supplement have the same meanings as in the Prospectus unless otherwise stated herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

This sticker supplement is part of the Prospectus and either it or its contents must accompany them to satisfy the prospectus delivery requirements under the Securities Act of 1933.

EXPLANATORY NOTE

On February 1, 2021, we agreed to complete an underwritten public offering of 2,660,000 shares of our common stock at a public offering price of $10.00 per share. We have prepared this Sticker Supplement to correct one number and to remove an incorrect table subheading referencing numbers being presented in thousands under the caption “Capitalization”, and to remove a parenthetical reference to numbers being presented in thousands under the caption “Dilution.” Other than the disclosures set forth below, this Sticker Supplement does not supplement or alter the Prospectus Supplement or Prospectus in any way.

CAPITALIZATION

On page 54 of the Prospectus the following table in the “Capitalization” Section is amended to read in its entirety as follows:

	As of September 30, 2020
	Actual	Pro Forma(1)(2)	Pro Forma As Adjusted(1)

Cash and cash equivalents	$1,393,831	$1,393,831	$25,631,831
Members’ Equity:
Series A Units: 1,000,000 units issued and outstanding, actual; no units issued or outstanding pro forma and pro forma as adjusted	$1,000,000	$—	$—
Series B Units: 1,000,000 units issued and outstanding, actual; no units issued or outstanding pro forma and pro forma as adjusted	1,000,000	—	—
Series C Units: 62,764 units issued and outstanding, actual; no units issued or outstanding pro forma and pro forma as adjusted	62,764	—	—
Stockholders’ Equity
Class A common stock, $0.001 par value per share: no shares authorized, issued and outstanding, actual; 84,295,000 shares authorized, pro forma and pro forma as adjusted; 344,077 shares issued and shares outstanding, pro forma; 3,004,077 shares issued and outstanding, pro forma as adjusted	—	344	3,004
Class B common stock, $0.001 par value per share: no shares authorized, issued and outstanding, actual; 15,705,000 shares authorized, pro forma and pro forma as adjusted; 15,702,834 shares issued and shares outstanding, pro forma; 15,702,834 shares issued and outstanding, pro forma as adjusted	—	15,703	15,703
Additional paid-in capital	26,783,905	28,830,622	53,065,962
Accumulated deficit	(25,536,841)	(25,536,841)	(25,536,841)
Total equity	3,309,828	3,309,828	27,547,828
Total capitalization	$3,309,828	$3,309,828	$27,547,828

DILUTION

On page 56 of the Prospectus the following paragraph in the “Dilution” Section is amended to read in its entirety as follows:

The following table summarizes, on a pro forma as adjusted basis described above, as of September 30, 2020, the differences between the number of shares of Class A common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by new investors participating in this offering at the initial public offering price of $10.00 per share, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. As the table shows, new investors purchasing Class A common stock in this offering will pay an average price per share substantially higher than our existing stockholders (including our Class A common stockholders, on an as-converted basis) paid.

	Shares Purchased		Total Consideration		Average Share
	Number	Percent	Amount	Percent	Price
Existing stockholders	16,046,911	86.0%	$53,522,240	67.0%	$3.34
New investors	2,660,000	14.0%	$26,600,000	33.0	$10.00
Total	18,706,911	100.0%	$80,122,240	100.0%	$4.28